Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 2, 2018

United States Lime & Minerals, Inc.

5429 LBJ Freeway, Suite 230

Dallas, Texas 75240

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by United States Lime & Minerals, Inc.” and “Report as of December 31, 2015 on Reserves and Revenue of Certain Properties owned by United States Lime & Minerals, Inc.” under the sections “Item—Business—Natural Gas Interests” and “Item 8—Notes to Consolidated Financial Statements” in the United States Lime & Minerals, Inc. Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the inclusion of our letter report dated February 6, 2017, as Exhibit 99.1 in Item 15. We further consent to the incorporation by reference of said use, references, and the third-party letter report in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 333-161410 and File No. 333-196697).

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F‑716